                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549


                                     SCHEDULE 13G
                                    (RULE 13d-102)


               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                 PURSUANT TO 13D-2(b)
                            (AMENDMENT NO. __________) 1


                               KAYNAR TECHNOLOGIES INC.
                               ------------------------
                                   (Name of Issuer)

                                     COMMON STOCK
                                     ------------
                            (Title of Class of Securities)

                                     48660 5 108
                                     -----------
                                    (CUSIP Number)



---------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                     -------------------
 CUSIP NO. 48660 5 108                13G                    Page 2 of 7 Pages
-----------------------                                     -------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON:
            GENERAL ELECTRIC CAPITAL CORPORATION
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
            13-1500700
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / / (b)  /X/
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
            NEW YORK
--------------------------------------------------------------------------------
      NUMBER        5  SOLE VOTING POWER
        OF                  5,206,000
      SHARES        ------------------------------------------------------------
                    6  SHARED VOTING POWER
   BENEFICIALLY
                            0
  OWNED BY EACH     ------------------------------------------------------------
    REPORTING
                    7  SOLE DISPOSITIVE POWER
      PERSON
                            5,206,000
       WITH         ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            5,206,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                     / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            58.5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
            CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                     -------------------
 CUSIP NO. 48660 5 108                13G                    Page 3 of 7 Pages
-----------------------                                     -------------------

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON:
          GENERAL ELECTRIC CAPITAL SERVICES, INC.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
          06-11095031
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / / (b) /X/
--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
--------------------------------------------------------------------------------
    NUMBER     5   SOLE VOTING POWER
      OF                DISCLAIMED (SEE 9 BELOW)
    SHARES     -----------------------------------------------------------------
               6   SHARED VOTING POWER
 BENEFICIALLY
                        0
   OWNED BY    -----------------------------------------------------------------
     EACH      7   SOLE DISPOSITIVE POWER
   REPORTING            DISCLAIMED (SEE 9 BELOW)
    PERSON     -----------------------------------------------------------------
     WITH      8   SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
          BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY
          GENERAL ELECTRIC CAPITAL SERVICES, INC.
--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                         / /
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          NOT APPLICABLE (SEE 9 ABOVE)
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
          CO
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                     -------------------
 CUSIP NO. 48660 5 108                13G                    Page 4 of 7 Pages
-----------------------                                     -------------------


--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSONS
          GENERAL ELECTRIC COMPANY
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          14-0089340
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / / (b) /X/
--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION
          NEW YORK
--------------------------------------------------------------------------------
    NUMBER     5   SOLE VOTING POWER
      OF                DISCLAIMED (SEE 9 BELOW)
    SHARES     -----------------------------------------------------------------
               6   SHARED VOTING POWER
 BENEFICIALLY
                        0
   OWNED BY    -----------------------------------------------------------------
     EACH      7   SOLE DISPOSITIVE POWER
   REPORTING            DISCLAIMED (SEE 9 BELOW)
    PERSON     -----------------------------------------------------------------
     WITH      8   SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
          BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY
          GENERAL ELECTRIC COMPANY
--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                        / /
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          NOT APPLICABLE (SEE 9 ABOVE)
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
          CO
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                     -------------------
 CUSIP NO. 48660 5 108                13G                    Page 5 of 7 Pages
-----------------------                                     -------------------

ITEM 1(a).     NAME OF ISSUER:

               Kaynar Technologies Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               500 North State College Boulevard
               Orange, California 92868

ITEM 2(a).     NAME OF PERSON FILING:

               General Electric Capital Corporation ("GECC"), General Electric Capital Services, Inc. ("GECS") and General Electric Company ("GE"). GECS is a wholly owned subsidiary of GE, and GECC is a wholly owned subsidiary of GECS.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               GECC:     260 Long Ridge Road
                         Stamford, Connecticut 06927
               GECS:     260 Long Ridge Road
                         Stamford, Connecticut 06927
               GE:       3135 Easton Turnpike
                         Fairfield, Connecticut 06431

ITEM 2(c).     CITIZENSHIP:

               GECC:     Incorporated in New York
               GECS:     Incorporated in Delaware
               GE:       Incorporated in New York

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred"). Each share of Series C Preferred is convertible at any time into one share of Kaynar common stock, par value $.01 per share (the "Common Stock"), subject to certain adjustments.

ITEM 2(e).     CUSIP NUMBER:

               486605108

-----------------------                                     -------------------
 CUSIP NO. 48660 5 108                13G                    Page 6 of 7 Pages
-----------------------                                     -------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable

ITEM 4.        OWNERSHIP:

               The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 4) on Schedule 13G is hereby incorporated by reference. The amount beneficially owned and the percent of class calculated on page 2 assumes that GECC fully converts its Series C Preferred into Common Stock.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.

ITEM 10.       CERTIFICATION

               Not applicable.

-----------------------                                     -------------------
 CUSIP NO. 48660 5 108                13G                    Page 7 of 7 Pages
-----------------------                                     -------------------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Dated:  February 10, 1998

               GENERAL ELECTRIC CAPITAL CORPORATION
                 a New York corporation


               By:  /s/ Michael A. Gaudino
                    ----------------------------------------------------
                    Michael A. Gaudino
                    Vice President

               GENERAL ELECTRIC CAPITAL SERVICES, INC.
                 a Delaware corporation


               By:  /s/ Nancy E. Barton
                    ----------------------------------------------------
                    Nancy E. Barton
                    Senior Vice President

               GENERAL ELECTRIC COMPANY
                 a New York corporation


               By:  /s/ Michael A. Gaudino
                    ----------------------------------------------------
                    Michael A. Gaudino
                    Attorney-in-fact

                                                                      EXHIBIT A

                           AGREEMENT REGARDING JOINT FILING


     Pursuant to Securities and Exchange Commission Regulation 240.13d-1(f)(1), the undersigned persons agrees that a statement may be filed on behalf of each of the undersigned persons by General Electric Capital Corporation with respect to Series C Preferred Stock, par value $.01 per share, issued by Kaynar Technologies Inc. Further, each of the undersigned agrees that General Electric Capital Corporation, by any of its duly elected officers, shall be authorized to sign from time to time on behalf of the undersigned, any amendments to this
Schedule 13G or any statements on Schedule 13D relating to Kaynar Technologies Inc. which may be necessary or appropriate from time to time.


     Dated: February 10, 1998


                         GENERAL ELECTRIC CAPITAL CORPORATION
                           a New York corporation


                         By:  /s/ Michael A. Gaudino
                              --------------------------------------------------
                              Michael A. Gaudino
                              Vice President

                         GENERAL ELECTRIC CAPITAL SERVICES, INC.
                           a Delaware corporation


                         By:  /s/ Nancy E. Barton
                              --------------------------------------------------
                              Nancy E. Barton
                              Senior Vice President

                         GENERAL ELECTRIC COMPANY
                           a New York corporation


                         By:  /s/ Michael A. Gaudino
                              --------------------------------------------------
                              Michael A. Gaudino
                              Attorney-in-fact

                                                       EXHIBIT B

                                  POWER OF ATTORNEY

     The undersigned, General Electric Company, a New York corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

     Name of Attorney:   Joan C. Amble
                         Nancy E. Barton
                         Jeffrey S. Werner
                         Michael A. Gaudino
                         John J. Walker
                         Michael E. Pralle
                         Paul J. Licursi

     Each Attorney shall have the power and authority to do the following:

     To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by General Electric Capital Services, Inc., General Electric Capital Corporation or any of their subsidiaries.

     And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

     Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

     Unless sooner revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 1998.

     IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 5th day of June, 1996.

               General Electric Company

      (Corporate Seal)

                                     By:  /s/ Philip D. Ameen
                                          -------------------------------
                                          Philip D. Ameen, Vice President

Attest:

/s/ Robert E. Healing
----------------------------------------
Robert E. Healing, Attesting Secretary